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                                                                    Exhibit 99.1

AT THE COMPANY             AT THE FINANCIAL RELATIONS BOARD
--------------             --------------------------------
Thomas M. Tully            General Info:    Paula Schwartz
President & CEO            Analyst Info:    Brian Gill
(617)737-0930              Media Info:      Deanne Eagle
                           (212) 661-8030

FOR IMMEDIATE RELEASE
---------------------
May 27, 1999

                    NMT MEDICAL ADOPTS STOCKHOLDER RIGHTS PLAN
                    ------------------------------------------

Boston, MA, May 27, 1999 ---Nitinol Medical Technologies, Inc., (d/b/a "NMT Medical") (Nasdaq/NMS:NMTI) announced today that its Board of Directors has adopted a Stockholder Rights Plan in which preferred stock purchase rights will be distributed on or about June 10, 1999 as a dividend at the rate of one Right for each share of the Company's common stock outstanding as of the close of business on June 10, 1999.

"The new Rights Plan is designed to allow all NMT Medical stockholders to realize the long-term value of their investment in the Company and to protect stockholders in the event of an unfair, coercive offer to acquire the Company," said Thomas M. Tully, President and Chief Executive Officer of NMT Medical.

According to Mr. Tully, the Board adopted the Rights Plan as a means of deterring possible coercive or unfair takeover tactics and to prevent a potential acquirer from gaining control of the Company without offering a fair price to all of the Company's stockholders. "Coercive tactics can unfairly pressure stockholders and squeeze them out of their investment without giving them any real choice," said Mr. Tully. He added that the Company was not aware of any unsolicited offer or takeover attempt. Mr. Tully also noted that similar Rights Plans have been adopted by approximately 2,000 public companies.

Each Right will entitle NMT Medical stockholders to purchase one one-thousandth of a share of a new series of junior participating preferred stock of the Company at an exercise price of $20.00. The Rights will be exercisable if another party acquires beneficial ownership of 15% (or, in the case of Whitney Equity Partners, L.P. and its affiliates, which in the aggregate, currently hold 23.7% of the Company's outstanding common stock, 25%) or more of NMT Medical's common stock, or upon the commencement of a tender or exchange offer that, if consummated, would result in another party acquiring 15% (or, in the case of Whitney Equity Partners, L.P. and its affiliates, 25%) or more of NMT Medical's common stock (the "Acquiring Person").
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In the event of such an acquisition or similar event as described in the Rights
Plan, each Right, except those owned by the Acquiring Person, will enable the holder of the Right to purchase that number of shares of NMT Medical common stock which equals the exercise price of the Right divided by one-half of the market price of such common stock.

In addition, if NMT Medical is involved in a merger or other transaction with another company in which it is not the surviving corporation, or it sells or transfers 50% or more of its assets or earning power to another company, each Right will entitle its holder to purchase that number of shares of common stock of the acquiring company which equals the exercise price of the Right divided by one-half of the market price of such common stock.

The Company will be entitled to redeem the Rights at $0.001 per Right at any time until the tenth business day following public announcement that a 15% stock position (or, in the case of Whitney Equity Partners, L.P. and its affiliates, a 25% stock position) has been acquired or the commencement of a tender or exchange offer that, if consummated, would result in another party acquiring 15% (or, in the case of Whitney Equity Partners, L.P. and its affiliates, 25%) or more of NMT Medical's common stock and in certain other circumstances. Unless the Rights are redeemed or exchanged earlier, they will expire on June 9, 2009.

NMT Medical designs develops and markets innovative medical devices that utilize advanced technologies and are delivered by minimally invasive procedures. The Company's products are designed to offer alternative approaches to existing complex treatments, thereby reducing patient trauma, shortening procedure, hospitalization and recovery times, and lowering overall treatment costs. The Company's medical devices include self-expanding stents, vena cava filters and septal repair devices. The NMT Neurosciences division serves the needs of neurosurgeons with a range of products including cerebral spinal fluid shunts, the Selector(R) Ultrasonic Aspirator, Ruggles(TM) Surgical Instruments, the Spetzler(TM) Titanium Aneurysm Clip, and endoscopes and instrumentation for minimally invasive surgery.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Certain Factors That May Affect Future Results" included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.
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